EX99.28(g)(2)(vi)

AMENDMENT TO MASTER GLOBAL CUSTODY AGREEMENT

This Amendment to the Master Global Custody Agreement between the Customer and JPMorgan Chase Bank, N.A. dated June 16, 2011, as amended ("Agreement"), is by and among JPMorgan Chase Bank, N.A. (the "Custodian") and the undersigneds, as listed on Schedule A, each hereby requests an addendum to the Master Global Custody Agreement, dated June 16, 2011, as amended (the "Custody Agreement"), to reflect the following:.

•	Removal of JNL/Ivy Asset Strategy Fund Ltd. and JNL ASF, LLC, each as a Customer under the Custody Agreement (as such term is defined therein), effective April 25, 2016; and

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1. Amendments.

a)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2. Integration/Effect of Amendment. This Amendment and any instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties and supersede all prior oral and written communications with respect to the subject matter hereof and thereof.  Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects, the Agreement shall remain in full force and effect in accordance with its terms.

3. Authority.  The Trusts, Funds, and the Custodian hereby each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Trusts, Funds, or Custodian to this Amendment.

In conjunction with the securities custody services of JPMorgan Chase Bank, N.A., and by its signature below, agrees to the terms and conditions of the Custody Agreement as a Customer (as such term is defined therein), and that certain International Proxy Voting Addendum, dated June 16, 2011, by and among JPMorgan Chase Bank, N.A. and certain affiliated companies of the undersigned. By their signature below, each party hereby agrees to replace Schedule A of the Custody Agreement with Schedule A attached hereto, effective as of April 25, 2016.

JNL/BlackRock Global Allocation Fund Ltd. JNL/AQR Managed Futures Strategy Fund Ltd. JNL ASF II (SBP), LLC JNL/AQR Risk Parity Fund Ltd. JNL/Van Eck International Gold Fund Ltd.
By: /s/ Kelly L. Crosser Name: Kelly L. Crosser Title: Assistant Secretary Date: April 13, 2016

Acknowledged and agreed:

JPMORGAN CHASE BANK, N.A.
By: /s/ Anna Maria Calla Minniti Name: Anna Maria Calla Minniti Title: Vice President Date: April 14, 2016

Each entity listed on Schedule A to the Custody Agreement
By: /s/ Kelly L. Crosser Name: Kelly L. Crosser Title: Assistant Secretary Date: April 13, 2016

Addendum to Master Global Custody Agreement

  SCHEDULE A
List of Accounts

JNL/BlackRock Global Allocation Fund Ltd.

JNL/AQR Managed Futures Strategy Fund Ltd.

JNL ASF II (SBP), LLC

JNL/AQR Risk Parity Fund Ltd. (formerly, Curian/AQR Risk Parity Fund Ltd.)

JNL/Van Eck International Gold Fund Ltd. (formerly, Curian/Van Eck International Gold Fund Ltd.)

Addendum to Master Global Custody Agreement

A-1